Exhibit 10.6

[Execution Copy]

SENIOR CREDIT AGREEMENT

dated as of April 26, 2006

among

AerCap AT, Inc.,

as Borrower

(to be merged with AeroTurbine, Inc. at Closing with AeroTurbine, Inc. to survive as the Borrower from and after the Closing),

The Several Lenders from Time to Time Parties Hereto,

CALYON New York Branch,

as Administrative Agent,

HSH Nordbank AG,

 as Syndication Agent;

and

Wachovia Bank N.A.

 and

National City Bank,

 as Co-Documentation Agents

Calyon New York Branch,
as Lead Arranger and Bookrunner

i

APPENDIX I:	Definitions Appendix

ANNEXES:

A	Economics Schedule
B	Eligible Equipment
C	Advance Rates

SCHEDULES:

1.1A	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	Aircraft Assets and Aircraft Asset Leases
4.19(b)	Locations of Eligible Equipment and Eligible Inventory
4.19(c)	Deposit Accounts
4.19(d)	Intellectual Property
4.22	Employment Contracts
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
10.2	Notice Information

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Notice of Borrowing
D	Form of Assignment and Acceptance
E	Form of Aircraft Asset Security Agreement
F	Form of Account Control Agreement
G	Form of Intercreditor Agreement
H	Form of Landlord Consent
I	Form of Collateral Lease Assignment
J	Form of Pledge Agreement
K	Form of Borrowing Base Report
L	Form of Key Man Guarantee

THIS SENIOR CREDIT AGREEMENT (this “Agreement”), dated as of April 26, 2006, among AerCap AT, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CALYON New York Branch, as administrative agent for the Lenders as provided herein (the “Administrative Agent”), HSH Nordbank AG, as Syndication Agent; and Wachovia Bank N.A. and National City Bank, as Co-Documentation Agents.

The parties hereto hereby agree as follows:

Section 1.              Definitions.

1.1           Defined Terms.  As used in this Agreement, the terms listed in Appendix I or any Security Document shall have the respective meanings set forth in such Appendix or Security Document. Any reference in Appendix I to a Section, Annex, Schedule or Exhibit without designation as to the particular agreement to which the same relates shall be deemed a reference to the related Section, Annex, Schedule or Exhibit hereof or hereto, including any such Section, Annex, Schedule or Exhibit incorporated herein by reference.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2.              Amount and Terms of Commitments.

2.1           Term Commitments.  Subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make a term loan (a “Tranche A Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender.

2.2           Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof.  Not later than 12:00 noon, New York City time, on the Closing Date each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loan to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

2.3           Repayment of Tranche A Term Loans.  The Tranche A Term Loan of each Tranche A Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the “Tranche A Quarterly Amortization Amount” specified on Annex A. The Borrower shall repay all outstanding Tranche A Term Loans on the Maturity Date.

2.4           Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)           Revolving Loans may be borrowed by the Borrower only in connection with its acquisition (or refinancing the acquisition) of Eligible Equipment or the refinancing of Returned Equipment (to the extent of any previous reduction in the Borrowing Base Value of such Returned Equipment pursuant to the proviso to Section 3.2(h)) and, in either case, the Revolving Loans made in respect thereof shall not exceed the Advance Rate therefor.

(c)           The Borrower shall repay all outstanding Revolving Loans on the Maturity Date.

2.5           Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Administrative Agent shall have received a Notice of Borrowing prior to 12:00 Noon, New York City time, three Business Days (one Business Day during the Prime Rate

Period) prior to the requested Borrowing Date.  Each borrowing under the Revolving Commitments shall be in an amount equal to not less than $500,000.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.  The Borrower may, by notice given to the Administrative Agent (which notice may be given by telecopy or by email attaching a copy of a notice as a printable file) not later than 4:00 p.m., New York City time, on the initially requested Borrowing Date, postpone the Borrowing Date by not more than five Business Days, provided, that (i) all amounts received by the Administrative Agent with respect to the initially requested Borrowing Date shall be deposited in the Restricted Account, (ii) subject to the terms and conditions hereof, such amounts will be made available to the Borrower by the Administrative Agent on any day during such five Business Day period upon notice from the Borrower given to the Administrative Agent (which notice may be given by telecopy or by email attaching a copy of a notice as a printable file) not later than 10:00 a.m., New York City time, on the date requested, (iii) the Interest Period for such borrowing shall commence on the initially requested Borrowing Date and (iv) if the Borrower fails to borrow such amounts by the end of business on the fifth Business Day after the originally requested Borrowing Date, the Administrative Agent shall return such amounts to the respective Lenders on the next Business Day and the Borrower shall pay to the Administrative Agent, for distribution to the Lenders, interest on such funds at the LIBOR Rate (or, during the Prime Rate Period, at the Prime Rate) plus the applicable Margin (less any amounts earned with respect to such funds by the Administrative Agent pursuant to Section 6(a)(iii) of the Guarantee and Collateral Agreement) together with amounts payable under Section 2.15, if any.

2.6           Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for account of each Revolving Lender a commitment fee for the period from and including the date hereof to the Maturity Date (or, if earlier, the date the Revolving Loans shall have been paid in full and the Total Revolving Commitments shall have been reduced to zero or otherwise terminated), computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Quarterly Date and on the Maturity Date (or, if earlier, the date the Revolving Loans shall have been paid in full and the Total Revolving Commitments shall have been reduced to zero or otherwise terminated), commencing on the first of such dates to occur after the date hereof.

(b)           The Borrower agrees to pay to Calyon New York Branch the fees in the amounts and on the dates specified in the Fee Letter.

2.7           Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Total Revolving Commitments or, from time to time, to reduce the amount of the Total Revolving Commitments; provided that no such termination or reduction of Total

Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate outstanding amount of Revolving Loans would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect on a pro-rata basis.

2.8           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty except for the Prepayment Fee, upon revocable notice delivered to the Administrative Agent at least three Business Days prior thereto, in which notice shall specify the date and amount of prepayment; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any Prepayment Fee, provided, however, that if the Borrower shall notify the Administrative Agent on or prior to 4:00 p.m., New York City time, on the date specified for the prepayment that the Borrower has revoked its election to prepay, the Borrower shall not be required to make such prepayment, provided, further, that if such notice is delivered to the Administrative Agent less than three Business Days prior to the date specified for prepayment, the Borrower shall pay to the Administrative Agent on demand any amounts payable under Section 2.15. For the avoidance of doubt if, after the expiration of the Prime Rate Period, such notice is delivered to the Administrative Agent less than three Business Days prior to the date specified for prepayment, “LIBOR” for such amount not prepaid for the remaining portion of the Interest Period commencing on the date of scheduled prepayment shall be the amount the Administrative Agent shall reasonably determine, in consultation with the Lenders, as the rate which compensates the Lenders for their cost of funding for such period.  Partial prepayments of Tranche A Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.9           Mandatory Prepayments and Commitment Reductions.  (a)  If, as at any Report Date, the aggregate outstanding principal amount of Revolving Loans and Tranche A Term Loans exceeds the Borrowing Base as at such date, the Borrower shall on the last day of the Interest Period including such Report Date prepay the Loans as provided in the succeeding sentence in such amount as shall allow the sum of the aggregate outstanding Revolving Loans and Tranche A Term Loans not to exceed the Borrowing Base. Amounts to be applied in connection with prepayments made pursuant to this Section 2.9(a) shall be applied, first, to the prepayment of the Revolving Loans, second, to the prepayment of the Tranche A Term Loans.

(b)           All proceeds received with respect to the Key Man Insurance or the Key Man Guarantee shall be deposited in the Restricted Account and, on the earlier of the last day of the Interest Period during which such proceeds were received or, at the election of the Borrower, on a date specified by the Borrower by notice delivered to the Administrative Agent at least three Business Days prior to such date, such proceeds (or cash collateral deposited by the Borrower in the Restricted Account in lieu of the Key Man Guarantee and payable pursuant to the last sentence of Section 6(a)(i) of the Guarantee and Collateral Agreement) shall be applied (together with interest accrued thereon pursuant to Section 6(a)(iii) of the Guarantee and Collateral

Agreement), first, to the prepayment of the Tranche A Term Loans, second, to the prepayment of the Revolving Loans and third to the prepayment of the Tranche B Term Loans.  Any prepayment of the Revolving Loans pursuant to this Section 2.9(b) shall permanently reduce the Total Revolving Commitments by the amount of such prepayment.

(c)           All Net Cash Proceeds received from any Recovery Event shall be deposited in the Restricted Account and, on the earlier of the last day of the Interest Period during which such Net Cash Proceeds were received or, at the election of the Borrower, on a date specified by the Borrower by notice delivered to the Administrative Agent at least three Business Days prior to such date, shall be applied (together with interest accrued thereon pursuant to Section 6(a)(iii) of the Guarantee and Collateral Agreement) to the prepayment of the Revolving Loans and the Tranche A Term Loans on an Allocated Basis; provided, that, notwithstanding the foregoing, any such prepayment may be deferred until the aggregate Net Cash Proceeds of Recovery Events theretofore received (and as to which no prepayment has been made) exceeds $250,000.

(d)           If, as at any date on which the Borrowing Base Value of an Aircraft Asset is reduced pursuant to the proviso to Section 3.2(h), the aggregate outstanding principal amount of Revolving Loans and Tranche A Term Loans exceeds the Borrowing Base as at such date, the Borrower shall, within five Business Days of such date deposit in the Restricted Account an amount equal to the difference between the Borrowing Base Value as of such date and the aggregate outstanding Revolving Loans and Tranche A Term Loans at that date and, on the earlier of the last day of the Interest Period during which such deposit was made or, at the election of the Borrower, on a date specified by the Borrower by notice delivered to the Administrative Agent at least three Business Days prior to such date, shall be applied (together with interest accrued thereon pursuant to Section 6(a)(iii) of the Guarantee and Collateral Agreement) first, to the prepayment of the Revolving Loans, second, to the prepayment of the Tranche A Term Loans.

(e)           Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, together with amounts payable under Section 2.15 if such prepayment was made on a date other than the last day of an Interest Period, but without premium or penalty.

2.10         Interest Rates and Payment Dates.  (a) Each Loan shall bear interest for each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin, provided, that during the Interest Period ending July 15, 2006, each Loan shall bear interest for each day during the Prime Rate Period at a rate per annum equal to the Prime Rate determined for such day plus the Applicable Margin and for the remainder of such Interest Period, shall bear interest at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.

(b)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c)           Interest shall be payable in arrears on May 15, 2006 and on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.11         Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year (a 365-day year during the Prime Rate Period) for the actual days elapsed.  The Administrative Agent shall promptly notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.12         Pro Rata Treatment and Payments.  (a)  Each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made to the Administrative Agent and the Administrative Agent shall distribute such payments to the Lenders pro rata according to their respective Revolving Percentage and Tranche A Term Percentages, as the case may be, of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche A Term Loans shall be made to the Administrative Agent and the Administrative Agent shall distribute such payments to the Lenders pro rata according to the respective outstanding principal amounts of the Tranche A Term Loans then held by the Tranche A Term Lenders.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans in inverse order of maturity.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made to the Administrative Agent and the Administrative Agent shall distribute such payments to the Lenders pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.13         Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) (which notice shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof but not including any matters which that Lender regards as confidential in relation to its funding arrangements) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof (including the implementation of regulations in respect of the capital adequacy regime commonly known as Basle II) or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which request shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof but not including any matters which that Lender regards as confidential in relation to its funding arrangements), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13  for (i) any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect or (ii) any amounts incurred by such Lender as a result of a decline in the credit rating of such Lender.

2.14         Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income, net receipts, capital, franchise, net worth, or other similar “doing business” Taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded Taxes, (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) to the extent imposed as a result of such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.14 or (ii) that are United States withholding Taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrower shall pay any and all Other Taxes to the relevant Governmental Authority in accordance with applicable law, and shall indemnify the Administrative Agent and Lenders, on demand for any failure to do so.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, if any, or other evidence of payment reasonably acceptable to such Person.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders on demand for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or the Lenders as a result of any such failure.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY (with appropriate documentation), or W-8EXP or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on all payments by the Borrower under this Agreement.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. Governmental Authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           At the reasonable request of the Borrower, each Lender that is entitled to an exemption from or reduction of non-U.S. withholding Tax under the law of any jurisdiction (other than the United States), or any treaty to which such jurisdiction is a party with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s sole judgment such completion, execution or submission would not prejudice the legal position of such Lender, including its lending office(s), or cause such Lender or its lending office(s) to suffer any economic, legal, or regulatory disadvantage.

(f)            If a Lender actually receives a permanent benefit of a Tax credit or refund which the Borrower has paid or reimbursed such Lender pursuant to this Section 2.14 or if a Lender actually realizes an allowance of or deduction in Taxes as a result of any amount or additional amount paid by the Borrower pursuant to this Section 2.14, such Lender shall pay to the Borrower such refund or the amount of such reduction in Taxes, but only to the extent of the amounts paid by the Borrower pursuant to this Section 2.14 with respect to the Taxes, provided, however, (x) no Lender shall be obliged to disclose to the Borrower or any other Person information regarding its tax affairs or computations, or tax books or records, (y) the Borrower hereby acknowledges that the order and manner in which a Lender claims credits, refunds, allowances, and deductions available to it is a matter which will be determined in accordance with the Lender’s taxation and accounting policies and practices and that any credits, refunds, allowances or deductions resulting from amounts or additional amounts paid pursuant to this Section 2.14 shall not receive any preferential treatments, and (z) no Lender shall be required to take any action which in its reasonable opinion would or may prejudice its ability to benefit from any other refund, credit, allowance or deduction to which it may be entitled.

(g)           Where the Borrower has an obligation to indemnify or reimburse the Administrative Agent or a Lender for a Tax under this Section 2.14, the calculation of the amount payable by way of indemnity or reimbursement shall be based upon the Tax treatment in the hands of the Administrative Agent or such Lender (as determined by such Person acting in good faith) of the amount payable by way of indemnity or reimbursement and of the Tax in respect of which the amount is payable so as to leave the Administrative Agent or Lender, as the case may be, in the same after-Tax position it would have been in had the payment made to such Person not given rise to a liability to Tax.

(h)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15         Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur after the Prime Rate Period as a consequence of (a) failure by the Borrower to make a borrowing of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) failure by the Borrower to make any prepayment of Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event or take such actions as the Borrower may reasonably request; provided, that no Lender shall be obligated to take any action that, in the sole judgment of such Lender, would cause such Lender and its lending office(s) to suffer any economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

2.17         Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 3.              Borrowing Base.

3.1           Borrowing Base.  As at any Report Date, the sum of (A) the aggregate outstanding principal amount of the Revolving Loans plus (B) the aggregate outstanding principal amount of the Tranche A Term Loans shall not exceed the Borrowing Base as of such Report Date; provided that, if such Loans exceed the Borrowing Base on a Report Date, such Loans shall be subject to prepayment as provided in Section 2.9(a) by such excess amount.

3.2           Borrowing Base Definitions.

(a)           “Acceptable Accounts Receivables”: as at the Closing Date and at any Quarterly Date, the accounts receivables of the Borrower and its Subsidiaries as at such date calculated in accordance with GAAP, excluding any such accounts receivables that (i) are more than 60 days past due or (ii) are from Aeropostal.

(b)           “Appraisal Value”: as at the Closing Date and at any Quarterly Date, the “current market value” (as such term is defined by the International Society of Transport Aircraft Trading (ISTAT)) of the Borrowing Base Assets (other than the accounts receivable) as determined by the Appraiser as of February 28, 2006 with respect to the Appraisal Value as at the Closing Date, and with respect to the Appraisal Value as at Quarterly Date, as of the last day of the previous month to such Quarterly Date.  The Appraisal Value with respect to any Quarterly Date shall be calculated utilizing such physical assessments of such assets, maintenance status of such assets, current trading history and other methodologies as are consistent with the methodologies utilized to provide the Baseline Appraisal (provided, that, the appraisal with respect to the June Quarterly Date shall be a “desk-top” appraisal and physical assessments of such assets shall only be performed with respect to the December Quarterly Date) and shall be presented to the parties in an appraisal addressed to both the Borrower and the Administrative Agent.

(c)           “Appraiser”: SH&E, Inc., unless SH&E, Inc. becomes incapable of determining the Appraisal Value with a degree of care recognized in the industry, in which case, such other nationally recognized appraiser selected by the Borrower and not objected to by the Administrative Agent on an unreasonable basis.

(d)           “Baseline Appraisal”: the appraisal furnished by the Appraiser dated April 24, 2006 and addressed to the Borrower and the Administrative Agent.

(e)           “Borrowing Base”: as at the Closing Date and at any Quarterly Date, the sum of: (x) the aggregate of Borrowing Base Values of all Borrowing Base Assets, subject to the Borrowing Base Constraints, plus (y) the aggregate amount of sales proceeds from the disposition by the Borrower of Eligible Equipment and Eligible Inventory effected within six months of any date of calculation subject to: (i) such proceeds being in the Restricted Account and (ii) such proceeds not exceeding $20,000,000.  The Borrowing Base as in effect immediately prior to reduction in the Borrowing Base Value for an Aircraft Asset pursuant to the proviso to Section 3.2(h) shall be reduced by the amount of such reduction and, on the date such Aircraft Asset ceases to be an Impaired Aircraft Asset or Lease Default Equipment shall be increased by the amount of any reduction in the Borrowing Base Value for such Aircraft Asset.

(f)            “Borrowing Base Assets”: the following categories of assets of the Borrower and its Subsidiaries:

(i)            Acceptable Accounts Receivable;

(ii)           Eligible Inventory; and

(iii)          Eligible Equipment.

(g)           “Borrowing Base Constraints”: in determining the Borrowing Base, the following constraints shall be considered:

(i)            Eligible Inventory located at vendors or consignees shall have a Borrowing Base Value of zero;

(ii)           if the Eligible Equipment consists of any engine in overhaul (but not an engine sent out for testing preceding any agreement to commence an overhaul or an engine being overhauled by the Borrower or any of its Subsidiaries by its own personnel), such engine shall either be excluded as a Borrowing Base Asset or the estimated cost of the overhaul payable to the overhaul provider shall be deposited in the Restricted Account (which costs shall be subject to withdrawal as provided in Section 6(a) of the Guarantee and Collateral Agreement);

(iii)          in respect of Eligible Equipment constituting whole aircraft that are in Advance Category 3, no more than 10% of the Borrowing Base (exclusive of the component thereof constituting Acceptable Accounts Receivables) may be attributable to such type of asset;

(iv)          in order for any whole aircraft to be counted as Eligible Equipment (as compared to inventory constituting Eligible Equipment), such aircraft must either (i) be subject to an operating lease with a third party (not an Affiliate of the Borrower) or (ii) if not subject to such an operating lease, become subject to an operating lease within four months (or, such further period beyond such four months not to exceed another two months during which such aircraft is subject to a letter of intent (pursuant to which the prospective lessee has made a non-refundable deposit (in cash or by letter of credit issued by a commercial bank) equal to at least one month’s rent, unless the Administrative Agent shall otherwise consent, such consent not to be unreasonably refused) to have it become subject to such an operating lease); if a whole aircraft constituting Eligible Equipment does not satisfy the foregoing tests, it will be treated as Eligible Inventory; and

(v)           no more than 50% of the Borrowing Base may be attributable to Eligible Inventory.

(h)           “Borrowing Base Value” as at the Closing Date and at any Quarterly Date: for any Borrowing Base Asset owned by the Borrower or any of its Subsidiaries, a value determined as follows:

(i)            in the case of Acceptable Accounts Receivables, 50% of the amount thereof;

(ii)           in the case of each item of Eligible Inventory, the percentage of the Appraisal Value or Certified Value, as the case may be, of such item as specified in Annex C for the applicable Advance Category of such item;

(iii)          in the case of each item of Eligible Equipment (other than whole aircraft), the percentage of the Appraisal Value or Certified Value, as the case may be, of such item as specified in Annex C for the applicable Advance Category of such item; and

(iv)          in the case of each item of Eligible Equipment that is a whole aircraft, the lower of (x) the percentage of the Appraisal Value or Certified Value, as the case may be, and (y) the percentage of the acquisition cost, of such item as specified in Annex C for the applicable Advance Category of such item;

provided, that (x) in the case of any Aircraft Asset that constitutes Lease Default Equipment, but only for so long as it remains Lease Default Equipment, the Borrowing Base Value for such Aircraft Asset shall be:

(1) for the initial period of ninety days commencing on the date such Aircraft Asset became Lease Default Equipment, the Borrowing Base Value for such Aircraft Asset shall be the Borrowing Base Value (the “Original Borrowing Base Value”) for such Aircraft Asset as of the Quarterly Date occurring on or immediately prior to the date such Aircraft Asset became Lease Default Equipment;

(2) for the 90 day period commencing immediately after the period referred to in clause (1) above, the Borrowing Base Value for such Aircraft Asset shall be two-thirds (2/3) of the Original Borrowing Base Value for such Aircraft Asset;

(3) for the 90 day period commencing immediately after the period referred to in clause (2) above, the Borrowing Base Value for such Aircraft Asset shall be one-third (1/3) of the Original Borrowing Base Value for such Aircraft Asset; and

(4) thereafter, the Borrowing Base Value for such Eligible Equipment shall be zero;

and (y) in the case of any Aircraft Asset that constitutes an Impaired Aircraft Asset, but only for so long as it remains an Impaired Aircraft Asset, the Borrowing Base Value for such Aircraft Asset shall be zero effective as of the date such Aircraft Asset became an Impaired Aircraft Asset.

In the case of the June and December Quarterly Dates, the Borrowing Base Value shall be adjusted to reflect any change in the Eligible Equipment or Eligible Inventory (e.g., sales, acquisitions and change in status) occurring between the date as of which the Appraisal Values were determined and the Quarterly Date.

(i)            “Certified Value” of any item of Eligible Equipment or item of Eligible Inventory: the current market value of such item certified by the Borrower based on its good faith and best knowledge assessment of such item based on (i) in respect of non-traded Eligible Equipment and Eligible Inventory, the most recent Appraisal Value, and the Borrower’s assessment of any changes in valuation based on asset purchases, sales and trading activity during the quarterly reporting period (ii) in respect of newly acquired Eligible Equipment and Eligible Inventory, the most recent Appraisal Value in respect of comparable equipment and the prices paid by it during such period in respect thereof and (iii) such other factors as the Borrower may reasonably consider to be relevant.

3.3           Borrowing Base Valuations.

(a)           The Borrower shall deliver a Borrowing Base Report (in substantially the form of Exhibit K hereto, on the Closing Date and not later than 15 days after each Quarterly Date, which shall calculate the Borrowing Base, (i) in respect of the Closing Date by reference to the Appraisal Value with respect to the Closing Date, (ii) in respect of the Quarterly Dates in June and December of each year, by reference to the Appraisal Value with respect to such Quarterly Dates and (iii) in respect of the Quarterly Dates in September and March of each year, by reference to the Certified Value with respect to such Quarterly Dates.

(b)           The Borrower will cooperate with the Appraiser in its due diligence associated with determining any Appraisal Value, and will provide to the Appraiser access to its facilities to determine the Appraisal Value during normal business hours and without any material interruption of the Borrower’s business operations, as well as, on a timely basis, all relevant and necessary data required by the Appraiser to determine the Appraisal Value (including disc sheets, inspection reports and records, as applicable).

3.4           Requests to Add Additional Equipment Types.  The Borrower may from time to time propose the inclusion of additional types of Aircraft Assets in Annex B and Annex C.  Upon receipt of any such proposal, the Administrative Agent agrees to negotiate in good faith whether to add such additional types of Aircraft Assets, the respective Categories such Aircraft Assets would have on Annex B and the respective Borrowing Base Advance Rates for such Aircraft Assets in Annex C, it being understood that the inclusion of different types of Aircraft Assets would require an amendment to this Agreement requiring the consent of the Lenders pursuant to Section 10.1.

Section 4.              Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1           Financial Condition.

(a)           The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2006 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)           The audited consolidated balance sheet of AeroTurbine, Inc. as at December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG, present fairly the consolidated financial condition of AeroTurbine as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of AeroTurbine as at September 30, 2005, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of AeroTurbine as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Neither AeroTurbine nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  Since the date of the Pro-Forma Balance Sheet there has been no Disposition by AeroTurbine or any of its Subsidiaries of any material part of its business or property.

4.2           No Change.  Since the date of the Pro Forma Balance Sheet, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law.  The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing (if applicable) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations.  The Borrower and each of its Subsidiaries has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  The Borrower and each of its Subsidiaries has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings contemplated by Section 5.  Each Loan Document has been duly executed and delivered on behalf of the Borrower and/or each of its Subsidiaries party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower and each of its Subsidiaries party thereto, enforceable against each thereof in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.  Schedule 4.8 lists all real property owned or leased by the Borrower or any of its Subsidiaries.

4.9           Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by the Borrower and each of its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10         Taxes.  The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); and, to the knowledge of the Borrower, no Tax lien has been filed and no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11         Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12         Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

4.13         ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14         Investment Company Act; Other Regulations.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15         Subsidiaries.  Except for Subsidiaries created after the Closing Date which have become parties to the Guarantee and Collateral Agreement and the Aircraft Asset Security Agreement as provided therein (“New Subsidiaries”): (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary; and, as to each such Subsidiary and each New Subsidiary, the Borrower owns 100% of each class of Capital Stock issued thereby; and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any such Subsidiary, except as created by the Loan Documents.

4.16         Use of Proceeds.  The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and the repayment of the Wachovia Credit Facility.  The proceeds of the Revolving Loans shall be used to acquire (or refinance the acquisition cost of) Eligible Equipment or refinance Returned Equipment.  The Borrower is the ultimate beneficiary of the Loans being made under this Agreement.

4.17         Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)           no Loan Party has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Loan Party has assumed any liability of any other Person under Environmental Laws.

4.18         Accuracy of Information, etc.  No representation or warranty contained in this Agreement or any other Loan Document or any other document or certificate furnished by or on behalf of Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the date hereof, the representations and warranties of the Borrower contained in the Acquisition Documentation are true and correct in all material respects.

4.19         Security Documents.

(a)           The Security Documents are effective to create in favor of the Collateral Administrative Agent, for the benefit of the Lenders, the security interests in the Collateral purported to be created thereby, with such priority and perfected as provided in the Loan Documents.

(b)           Schedule 4.19(a) lists all Aircraft Assets and all Aircraft Asset Leases owned by the Borrower or any Subsidiary.

(c)           Schedule 4.19(b) lists each location at which the Borrower or any Subsidiary maintains or stores Eligible Equipment (other than any such Equipment subject to an Aircraft Asset Lease) or Eligible Inventory having a aggregate value at any one location of in excess of $1,000,000.

(d)           Schedule 4.19(c) lists each bank account or investment account maintained by the Borrower or any of its Subsidiaries;

(e)           Schedule 4.19(d) lists all Intellectual Property owned by the Borrower or any of its Subsidiaries.

(f)            Notwithstanding the foregoing provisions of this Section 4.19, no representation is made under this Section 4 as to any Exempted Property.

4.20         Solvency.  The Borrower and each Subsidiary thereof is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

4.21         Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

4.22         Employment Arrangements.  The Borrower has delivered to the Administrative Agent a complete and correct copy of all employment contracts to which the Borrower is a party, a list of which is on Schedule 4.22.

Section 5.              Conditions Precedent.

5.1           Conditions to Initial Loans.  The agreement of each Lender to make the Senior Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loans on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received the following documents, each duly executed and delivered by the intended parties thereto:

(i)            this Agreement;

(ii)           the Guarantee and Collateral Agreement;

(iii)          the Aircraft Asset Security Agreement;

(iv)          the Pledge Agreement;

(v)           the Account Control Agreement;

(vi)          the Intercreditor Agreement; ; and

(vii)         the Fee Letter.

(b)           Acquisition, etc.  The Administrative Agent shall have received evidence, in each case on terms and conditions reasonably satisfactory to the Administrative Agent, that, prior to or concurrently with the making of such Loans on the Closing Date:

(i)            the Borrower shall have acquired all of the Capital Stock of AeroTurbine pursuant to the Acquisition Documentation (the “Acquisition”);

(ii)           the Minimum Equity Contribution shall have been contributed by Pledgor to the Borrower;

(iii)          the Borrower shall have been merged into AeroTurbine with AeroTurbine being the surviving corporation and after giving effect to such merger, (x) all of the Capital Stock of AeroTurbine will be owned directly or indirectly by AerCap B.V. and (y) AeroTurbine shall have succeeded as a matter of law to all of the Borrower’s rights and obligations, including its obligations under the Loan Documents. AeroTurbine shall have confirmed in writing that it is obligated under each of the Loan Documents with the same force and effect as if AeroTurbine had been named therein as the “Borrower”;

(iv)          (i)  the existing Wachovia Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith; and

(v)           the Borrower shall be in compliance with the financial condition covenants of Section 7.1(a) and 7.1(b), as evidenced by a Compliance Certificate of a Responsible Officer in the form of Exhibit B.

(c)           Pro Forma Balance Sheet; Financial Statements, Baseline Appraisal, etc.  The Administrative Agent shall have received: (i) the Pro Forma Balance Sheet and the audited consolidated financial statements and unaudited interim consolidated financial statements referred to in Section 4.1(a), (ii) the Baseline Appraisal and (iii) the Borrowing Base Report with respect to the Closing Date.

(d)           Approvals.  All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the Acquisition, the continuing operations of the Borrower and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(e)           Lien Searches.  The Administrative Agent shall have received the results of the following lien searches: (i) a UCC lien search for the state in which the Borrower and each of its Subsidiaries is “located” within the meaning of Section 9-307 of the Uniform Commercial Code with respect to the Borrower and each of its Subsidiaries; (ii) an International Registry Search with respect to each Aircraft Asset; (iii) an FAA search with respect to each Aircraft Asset and (iv) a Federal tax lien search with respect to the Borrower and each of its Subsidiaries, in each case revealing no Liens on any of the assets of the Borrower or any of its Subsidiaries except for Permitted Liens or Liens which have been (or will be) discharged on or before the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f)            Environmental Audit.  The Administrative Agent shall have received an environmental audit with respect to the real properties of the Borrower and its Subsidiaries specified by the Administrative Agent.

(g)           Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)           Closing Certificates.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (if applicable) of the Borrower and each of its Subsidiaries, the authorization of the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall have also received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2.

(i)            Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the legal opinion of Milbank, Tweed, Hadley & McCloy, special counsel to the Pledgor, the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(ii)           the legal opinion of Vedder, Price, Kaufman & Kammholz, special counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(iii)          the legal opinion of McAfee & Taft, special FAA counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(iv)          the legal opinion of the General Counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel; and

(v)           the legal opinion of, Loyens & Loeff N.V., special counsel in the Netherlands;

in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(j)            Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement and the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(k)           Lien waivers, Assignment of Real Estate Leases.  With respect to each lease of real estate listed in Schedule 4.19(b), (i) the Borrower shall have assigned the lease of the Borrower’s Miami, Florida premises to the Administrative Agent as collateral pursuant to a Collateral Lease Assignment and (ii) the Borrower shall have obtained from each Person with any interest in the Borrower’s Miami, Florida facilities and its Roswell, New Mexico facilities (with respect to the Roswell, New Mexico facilities, within 180 days of the Closing Date using commercially reasonable efforts) (whether as fee owner, landlord, tenant, ground lessor, mortgagee, leasehold mortgagee, beneficiary of deed of trust, beneficiary of leasehold deed of trust or otherwise), a waiver of any and all right or interest that such Person may otherwise have in the inventory and other Collateral and such Person’s consent, if applicable, to access by the Administrative Agent or its representative to the premises in connection with the exercise of any rights or remedies under or pursuant to the Security Documents pursuant to a Landlord Consent and such assignments and such Landlord Consent, to the extent the relevant real estate lease has been filed, registered or recorded, shall have been filed, registered or recorded in the appropriate real estate registry.

(l)            Filings, Registrations and Recordings (Generally).  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(m)          Filings, Registrations and Recordings (Aircraft Assets).  The following statements shall be true, and the Administrative Agent shall have received evidence reasonably satisfactory to it (including, with respect to Aircraft Assets which are eligible for registration with the International Registry, a printout of the “priority search certificate” from the International Registry relating to such Aircraft Assets) with respect to each Aircraft Asset and any related Aircraft Asset Lease so acquired to the effect that:

(i)            the Borrower or the applicable Subsidiary has good title to such Aircraft Asset and Aircraft Asset Lease, free and clear of Liens other than Permitted

Liens, the mortgage, security and international interests created by the Aircraft Asset Security Agreement and the Aircraft Asset Security Agreement Supplement for such Aircraft Asset and Aircraft Asset Lease;

(ii)           with respect to each Aircraft Asset (other than an Aircraft Asset which is an Exempted Property), the Borrower is in compliance with Section 2.02 of the Aircraft Asset Security Agreement and, if required by Section 2.02 of the Aircraft Asset Security Agreement, has delivered an opinion referred to in Section 2.02(d) of the Aircraft Asset Security Agreement with respect to such Aircraft Assets (provided, that any Lessee Consent to Assignment pursuant to clause (b) of the definition thereof shall not be required to be delivered on the Closing Date); and

(iii)          with respect to each Aircraft Asset (other than an Aircraft Asset which is an Exempted Property), the Borrower is in compliance with the provisions of Section 2.04(c) of the Aircraft Asset Security Agreement (provided, that any Lessee Consent to Assignment pursuant to clause (b) of the definition thereof shall not be required to be delivered on the Closing Date).

In the event (i) it is not reasonably feasible to file “international interests” anticipated pursuant to Sections 2.02 and 2.04 of the Aircraft Asset Security Agreement, the Borrower shall be deemed in compliance with this clause (m) if “prospective international interests” with respect to such “international interests”, if feasible, are filed, (ii) a Deregistration Power of Attorney or Lessee Consent to Assignment of the type referred to in clause (b) of the definition thereof, in either case, required by Section 2.02 or 2.04 of the Aircraft Asset Security Agreement cannot be obtained on or prior to the Closing Date, the Borrower shall obtain such Deregistration Power of Attorney or Lessee Consent to Assignment, as the case may be, within 45 days after the Closing Date, except that, no such filing of “international interests”, Deregistration Power of Attorney or Lessee Consent to Assignment shall be required with respect to those aircraft leased to Aeropostal Alas De Venezuela, C.A. and (iii) the mortgage and assignment of lease required to be filed in Tunis with respect to that certain A320-211 aircraft (msn. 025) leased to Nouvelair Tunis cannot be filed prior to the Closing Date, such mortgage and assignment of lease shall be filed promptly, and in any event within ten Business Days, after the Closing Date.

(n)           Solvency Certificate.  The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower that the Borrower and each Subsidiary thereof is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

(o)           Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 hereof and Section 2.07 of the Aircraft Asset Security Agreement in respect of each Aircraft Asset subject to the Aircraft Asset Security Agreement Supplement delivered on the date hereof.

(p)           Key Man Insurance.  The Administrative Agent shall have received valid assignments of the Key Man Insurance polices in effect on the Closing Date and promptly after the Closing Date the Borrower shall obtain the consent or acknowledgement to such assignments from the insurers issuing such policies.

(q)           Interest Rate Protection.  The Borrower shall have entered into the Calyon Hedge Agreement.

(r)            Employment Arrangements.  The Administrative Agent shall have been furnished with the employment contracts and arrangements in respect of “key” employees of the Borrower under Section 4.22.

(s)           Junior Loans.  The Closing Date of the Junior Credit Agreement shall have occurred and, prior to or concurrently with the making of such Loans on the Closing Date, the Junior Lenders shall have disbursed to or for account of the Borrower.

(t)            Know Your Customer.  The Administrative Agent shall have received such other documents or information as the Administrative Agent may reasonably request in order to satisfy the “know your customer” rules, guidelines, practices or policies observed by the Lenders.

5.2           Conditions to Each Loan.  The agreement of each Lender to make a Revolving Loan requested to be made by it on any date (including its initial Loan as pertains to clauses (a) and (b) below only) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by Borrower in Section 4 of this Agreement shall be true and correct on and as of such date as if made on and as of such date; provided that, except for the extension of credit made on the Closing Date, such representations and warranties shall not include those contained in Sections 4.2, 4.6, 4.12 or 4.17.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)           Notice of Borrowing.  The Administrative Agent shall have received from the Borrower the Notice of Borrowing therefor, duly completed and with all attachments, together with such other evidence as to the Purchase Price of the associated Eligible Equipment or Eligible Inventory as the Administrative Agent may reasonably request.

(d)           Equity Contribution.  The Administrative Agent shall have received from the Borrower evidence reasonably satisfactory to the Administrative Agent of the Borrower’s provision of the balance of the Purchase Price for the associated Eligible Equipment or Eligible Inventory not attributable to the related Revolving Loan.

(e)           Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 2.07 of the Aircraft Asset Security Agreement in respect of each Aircraft Asset subject to the Aircraft Asset Security Agreement Supplement delivered on such date.

(f)            Aircraft Asset Security Agreement Supplement.  The Administrative Agent shall have received from the Borrower a duly executed Aircraft Asset Security Agreement Supplement in respect of any Aircraft Asset and Assignment of Lease in respect of any Aircraft Asset Lease being acquired with the proceeds of such Revolving Loan.

(g)           Filings, Registrations and Recordings (Aircraft Assets).  In the case of any Aircraft Asset intended to be acquired with the proceeds of such Revolving Loan, the following statements shall be true, and the Administrative Agent shall have received evidence reasonably satisfactory to it (including, with respect to Aircraft Assets which are eligible for registration with the International Registry, a printout of the “priority search certificate” from the International Registry relating to such Aircraft Assets) with respect to each Aircraft Asset and any related Aircraft Asset Lease so acquired to the effect that:

(i)            the Borrower or the applicable Subsidiary has good title to such Aircraft Asset and Aircraft Asset Lease, free and clear of Liens other than Permitted Liens, the mortgage, security and international interests created by the Aircraft Asset Security Agreement and the Aircraft Asset Security Agreement Supplement for such Aircraft Asset and Aircraft Asset Lease;

(ii)           with respect to each Aircraft Asset (other than an Aircraft Asset which is an Exempted Property), the Borrower is in compliance with Section 2.02 of the Aircraft Asset Security Agreement and, if required by Section 2.02 of the Aircraft Asset Security Agreement, has delivered an opinion referred to in Section 2.02(d) of the Aircraft Asset Security Agreement with respect to such Aircraft Assets (provided, that any Lessee Consent to Assignment pursuant to clause (b) of the definition thereof shall not be required to be delivered on the Borrowing Date); and

(iii)          with respect to each Aircraft Asset (other than an Aircraft Asset which is an Exempted Property), in respect of any Aircraft Asset Lease, the Borrower is in compliance with the provisions of Section 2.04(c) of the Aircraft Asset Security Agreement (provided, that any Lessee Consent to Assignment pursuant to clause (b) of the definition thereof shall not be required to be delivered on the Borrowing Date).

In the event (i) it is not reasonably feasible to file “international interests” anticipated pursuant to Sections 2.02 and 2.04 of the Aircraft Asset Security Agreement, the Borrower shall be deemed in compliance with this clause (g) if “prospective international interests” with respect to such “international interests”, if reasonably feasible, are filed and (ii) a Deregistration Power of Attorney or Lessee Consent to Assignment of the type referred to in clause (b) of the definition thereof, in either case, required by Section 2.02 or 2.04 of the Aircraft Asset Security Agreement cannot be obtained on or prior to the date of borrowing, the Borrower shall obtain such Deregistration Power of Attorney or Lessee Consent to Assignment, as the case may be, within 45 days after the Borrowing Date.

Section 6.              Affirmative Covenants.  The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall, and shall cause each of its Subsidiaries, to:

6.1           Financial Statements.  Furnish to the Administrative Agent on behalf of the Lenders:

(a)           as soon as available, but in any event within 120 days (or, in the case of the fiscal year ending December 31, 2005, by June 15, 2006) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, Price Waterhouse Coopers or other independent certified public accountants of nationally recognized standing;

(b)           as soon as available, but in any event not later than 90 days after the end of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of income and of cash flows for such fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year; and

(c)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except that unaudited financial statements may not have notes).

6.2           Certificates; Other Information.  Furnish to the Administrative Agent on behalf of the Lenders:

(a)           concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or 6.1(c), a Compliance Certificate of a Responsible Officer: (i) stating that, to the best of each such Responsible Officer’s knowledge, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (ii) in the case of quarterly or annual financial statements, containing all information and calculations necessary for determining compliance by the Borrower and each Subsidiary with Sections 7.1(a) and 7.1(b) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be; and (iii)  to the extent not previously disclosed to the Administrative Agent, a listing of any location where the Borrower or any Subsidiary maintains, stores or warehouses Eligible Equipment or Eligible Inventory in an aggregate amount of $1,000,000 or more.

(b)           as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”);

(c)           no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Acquisition Documentation; and

(d)           promptly upon the Administrative Agent’s request, such additional financial and other information as may from time to time be required by the Administrative Agent or any Lender in order to comply with any Requirement of Law.

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party.

6.4           Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.  Without limiting its obligations under Sections 2.07 of the Aircraft Asset Security Agreement, (a) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6           Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b)  permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at any reasonable time during normal business hours and not more than once during any fiscal quarter (unless an Event of Default shall have occurred and be continuing) and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants provided that, such inspection shall not be materially interruptive to the business of the Borrower.

6.7           Notices.  Promptly give notice to the Administrative Agent of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i)  event of default under any Contractual Obligation of Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after the Borrower knows of:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)           any Aircraft Asset becoming an Impaired Aircraft Asset or Lease Default Equipment.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

6.8           Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9           Hedge Agreements; Key Man Insurance.

(a)           Keep in full force and effect, and comply with its obligations under, the Calyon Hedge Agreement and keep in full force and effect, and comply with its obligations under, the Existing Hedge Agreements through their respective “Termination Dates”.

(b)           As soon as commercially practicable, obtain policies of Key Man Insurance in the amount of at least $10,000,000 each with respect to Messrs. Finazzo and Nichols, with the Administrative Agent named as the insured party and loss payee and otherwise containing such terms and conditions as the Administrative Agent may reasonably request and thereafter maintain such policies in full force and effect and comply with its obligations under such policies.

(c)           If the Key Man Guarantor has not issued the Key Man Guarantee within 10 Business Days of the Closing Date, the Borrower shall deposit with Restricted Account a sum of $10,000,000 as cash collateral in lieu of obtaining the Key Man Guarantee, such amount to be held pursuant to the last two sentences of Section 6(a)(i) of the Guarantee and Collateral Agreement.  Such amount (unless applied pursuant to Section 6(a)(i) of the Guarantee and Collateral Agreement) shall be returned to the Borrower promptly after the issuance of the Key Man Guarantee and the Key Man Guarantor shall provide Loyens & Loeff N.V., special counsel to the Administrative Agent in the Netherlands such information as may be reasonably requested to permit such firm to issue an opinion with respect to the due authorization and validity of such Key Man Guarantee in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Until the policies referred to in clause (b) above are obtained, the Borrower and any of its Subsidiaries shall maintain in full force and effect, and comply with its obligations under, the Key Man Insurance referred to in Section 5.1(p) and if and when a demand for payment under a Key Man Insurance Policy is being made, the Administrative Agent may make a demand for payment under and in accordance with the Key Man Guarantee (or may apply the amount deposited by the Borrower pursuant to clause (c) above and the last sentence of Section 6(a)(i)) to the extent that the Key Man Insurance with respect to Mr. Finazzo or Mr. Nichols has not been increased to $10,000,000.

(e)           The failure by the Borrower to obtain policies of Key Man Insurance in the amount of at least $10,000,000 each with respect to Mr. Finazzo or Mr. Nichols (as the case may be), with the Administrative Agent named as the insured party and loss payee and otherwise containing such terms and conditions as the Administrative Agent may reasonably request, shall not constitute a Default or Event of Default so long as the Key Man Insurance with respect to Mr. Finazzo or Mr. Nichols (as the case may be) referred to in Section 5.1(p) and, if applicable, the Key Man Guarantee with respect to Mr. Finazzo or Mr. Nichols (as the case may be) shall remain in full force and effect (unless such Key Man Insurance or Key Man Guarantee shall have terminated due to payment being made thereunder).

6.10         Additional Collateral.  (a)    With respect to any personal property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any property subject to a Lien expressly permitted by Section 7.3 and (y) any Exempted Property) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement (or, in the case of any Aircraft Asset or Aircraft Asset

Lease, the Aircraft Asset Security Agreement and the Assignment of Lease) or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the taking of the actions specified in Section 5.2(g) or as may be reasonably requested by the Administrative Agent.

(b)           With respect to any interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver a first priority mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  With respect to any real property leased by Borrower or any of its Subsidiaries after the Closing Date, the Borrower shall have obtained from each Person with any interest in the real property and/or the improvements thereon (whether as fee owner, landlord, tenant, ground lessor, mortgagee, leasehold mortgagee, beneficiary of deed of trust, beneficiary of leasehold deed of trust or otherwise), a waiver of any and all right or interest that such Person may otherwise have in the inventory and other Collateral and such Person’s consent, if applicable, to access by the Administrative Agent or its representative to the premises in connection with the exercise of any rights or remedies under or pursuant to the Security Documents pursuant to a Landlord Consent and, if in the reasonable opinion of the Administrative Agent, such real property lease is material to the continued operation of the business of the Borrower and its Subsidiaries, the Borrower shall assign such real estate lease to the Administrative Agent pursuant to a Collateral Lease Assignment.

(c)           With respect to any new Subsidiary created or acquired after the Closing Date by Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and, if applicable, the Aircraft Asset Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral

Agreement and the Aircraft Asset Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or the taking of the actions specified in Section 5.2(g) or the Aircraft Asset Security Agreement, as the case may be, or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B to the Guarantee and Collateral Agreement, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any Deposit Account acquired by the Borrower or any Subsidiary after the Closing, cause an account control agreement substantially in the form of the Account Control Agreement to be duly executed and delivered by the account holder, the account bank/broker and the Administrative Agent.

6.11         Subsidiaries.  All Subsidiaries, whether existing on the date hereof or formed or acquired in the future, shall be Wholly Owned Subsidiaries.

6.12         Post Closing Registration of International Interests.  If on the Closing Date or on any Borrowing Date, prospective international interests with respect to an Aircraft Asset or an Aircraft Asset Lease which are eligible for registration with the International Registry were made, within 45 days after the Closing Date or such Borrowing Date, the Borrower shall, if feasible, register international interests with respect to such Aircraft Asset or Aircraft Asset Lease with the International Registry and shall deliver to the Administrative Agent a printout of the “priority search certificate” from the International Registry relating thereto showing no registered international interests on the International Registry prior to such international interest or assignment.

Section 7.              Negative Covenants.  The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter(s) ending	Consolidated Leverage Ratio
June 30, 2006	5.50:1
September 30, 2006	5.25:1
December 31, 2006	5.00:1
March 31, 2007	5.00:1
June 30, 2007 – March 31, 2009 (inclusive)	4:00:1
Each fiscal quarter end-date thereafter	3:00:1

(b)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 1.25:1.

(c)           One Time Charges. For the purpose of calculating the two preceding financial covenants, the Transaction Costs (as defined in Annex A) shall be excluded from the calculation thereof, so long as such expenses do not exceed the maximum amount specified in the definition thereof.

(d)           Cure Rights. For the purposes of ascertaining whether an Event of Default has occurred under Section 8(c)(i) in respect of either of the two preceding financial covenants in clauses (a) and (b) hereof, notwithstanding that either such covenant test is not satisfied, no Event of Default shall exist until:

(i)            in the case of clause (a) [Consolidated Leverage Ratio], 30 days have elapsed from the date such test has been determined to have not been satisfied during which the Loans shall not have been prepaid in an amount such that, on a pro forma basis (taking into account the resulting Loan balance after giving effect to such prepayment), such covenant test would be satisfied; and

(ii)           in the case of clause (b) [Consolidated Fixed Charge Ratio], 30 days have elapsed from the date such test has been determined to have not been satisfied during which the Revolving Loans and the Tranche A Term Loans shall not have been prepaid (on a pari-passu pro rated basis) in an aggregate amount equal to $500,000 for every basis point below 1.25:1 that the Consolidated Fixed Charge Ratio is at such date of determination; provided that this “cure” provision for such clause (b) shall be inapplicable if the ratio as at such date of determination is below 1.16:1.

7.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of Borrower or any of its Subsidiaries pursuant to any Loan Document;

(b)           Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary and Subordinated Indebtedness of the Borrower to the Pledgor;

(c)           Guarantee Obligations incurred in the ordinary course of business by the Borrower of obligations of any Subsidiary;

(d)           Indebtedness outstanding on the date hereof (excluding the Wachovia Credit Facility) and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)           Hedge Agreements in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes;

(f)            Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided, that such Indebtedness existed immediately prior to the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and after giving effect to such Person becoming a Subsidiary, the Borrower would be in compliance with clauses (a) and (b) of Section 7.1 (assuming such clauses were calculated as of the date such Person became a Subsidiary);

(g)           Indebtedness incurred in the acquisition of tooling in the ordinary course of business; and

(h)           Other Indebtedness in an aggregate amount not exceeding $4,000,000 at any time outstanding.

7.3           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following permitted liens (“Permitted Liens”):

(a)           Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)            Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens created pursuant to the Security Documents and Liens permitted by the Security Documents (including without limitation Section 2.01 of the Asset Security Agreement);

(h)           any interest or title of a lessor or a lessee under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i)            Liens of creditors of any person to whom the Borrower’s or a Subsidiary’s assets are consigned for sale in the ordinary course of the Borrower’s or such Subsidiary’s business;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods, provided that such custom duties are paid when due and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(k)           Liens in favor of collecting or payor banks and other banks providing cash management services, in each case having a right of setoff, revocation, refund or chargeback against money or instruments of the Borrower or any Subsidiary on deposit or in possession of such bank arising for the payment of bank fees and other similar amounts owed in the ordinary course of business;

(l)            Judgment and attachment Liens not giving rise to an Event of Default;

(m)          Other Liens on assets (other than assets forming part of the Borrowing Base) acquired after the Closing Date securing or relating to Indebtedness and other liabilities and obligations not otherwise prohibited by this Agreement or the Security Documents in an aggregate amount not to exceed $4,000,000 at any time outstanding; and

(n)           Any renewal or substitution of any Lien described in clause (f), (i) or (m) provided that such Lien is not extended to additional assets.

7.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)           the Borrower may be merged into AeroTurbine as contemplated by Section 5.1;

(b)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary (provided that the Subsidiary shall be the continuing or surviving corporation);

(c)           any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or any Subsidiary (upon voluntary liquidation or otherwise); and

(d)           any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5           Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower (collectively, “Restricted Payments”), except that the Borrower may make dividend payment if:

(a)           no Default or Event of Default has occurred and is continuing;

(b)           the aggregate amount of such dividend payment in any calendar year does not exceed $30,000,000; and

(c)           after giving effect to such dividend, the Consolidated Leverage Ratio (calculated for the three month period ending on the date of such dividend) is not more than 2.5:1 and the Consolidated Fixed Charge Coverage Ratio (calculated for the three month period ending on the date of such dividend) is not less than 1.25:1;

provided that this Section 7.6 shall not restrict any dividend or other payment made in connection with the Acquisition.

7.7           Capital Expenditures.  Make or commit to make any Capital Expenditure in excess of $4,000,000 in the aggregate, except Capital Expenditures by the Borrower and its Subsidiaries of Aircraft Assets or tooling directly related thereto in the ordinary course of business; provided, however, that neither the Borrower nor any of its Subsidiaries may commit to aggregate obligations to make Capital Expenditures for Aircraft Assets (x) more than 18 but less than 24 months in the future if such aggregate obligations would be in excess of $35,000,000 or (y) more 24 or more months in the future if such aggregate obligations (when totaled with any aggregate obligations more than 18 months or less than 24 months in the future) would be in excess of $25,000,000.

7.8           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business and any bond, note, debenture or other security distributed in a bankruptcy proceeding with respect thereto;

(b)           investments in Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 7.2;

(d)           the Acquisition;

(e)           intercompany Investments by Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary; and

(f)            in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.

7.9           Optional Payments and Modifications of Certain Debt Instruments; Synthetic Purchase Agreements.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Tranche B Term Loans; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Junior Credit Agreement (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

7.10         Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) (i) in the ordinary course of business of the relevant Loan Party, and (ii) upon fair and reasonable terms no less favorable to the relevant Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (c) a written tax sharing agreement or similar arrangement between the Borrower and the Pledgor that requires the payment by the Borrower of its allocable share of any consolidated, combined or unitary tax liability of any group that includes the Borrower and the Pledgor (or any affiliate of the Pledgor), which allocable share shall be no greater than the amount of US federal, state, and local taxes that the Borrower and the Borrower’s subsidiaries would have paid had the Borrower and its subsidiaries filed a consolidated, combined or unitary return for a group including only the Borrower and its Subsidiaries.

7.11         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

7.12         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.14         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.15         Amendments to Acquisition Documents.  (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

Section 8.              Events Of Default.

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay the principal of or any interest on any Loan, or any fee payable hereunder or under any other Loan Document, within three Business Days after any such principal, interest or fee becomes due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document within five Business Days after the Borrower shall have received notice from the Administrative Agent that same shall be due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document to which it is a party or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on the date made or deemed made and which shall have a Material Adverse

Effect on the ability of the Loan Party to comply with its obligations under the Loan Documents; or

(c)           the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a), Section 6.7(a) or Section 7 of this Agreement; or

(d)           the Borrower shall have failed to deliver a Borrowing Base valuation pursuant to Section 3.3(a) within five Business Days after the same shall be due; or

(e)           except as otherwise provided in Section 6.9 hereof and Section 2.10 of the Aircraft Asset Security Agreement, any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent; or

(f)            the Borrower or any Subsidiary of the Borrower shall (i) default in making any payment of any principal of or interest on any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $4,000,000; or

(g)           (i) Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(i)            one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, unless all such judgments or decrees shall have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)            any of the Security Documents shall cease, for any reason, to be in full force and effect, or Borrower or any of its Subsidiaries or any Affiliate of Borrower or any of its Subsidiaries shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k)           the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or Borrower or any of its Subsidiaries or any Affiliate of Borrower or any of its Subsidiaries shall so assert; or

(l)            AerCap B.V. shall cease to own and control, of record and beneficially, directly or indirectly, 51% of each class of outstanding Capital Stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 9.              The Agents.

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints Calyon New York Branch as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Each Lender further appoints Wachovia Bank, N.A. and National City Bank as Co-Documentation Agents under this Agreement and HSH Nordbank AG as Syndication Agent.  The Co-Documentation Agents and the Syndication Agent shall have no duties, liabilities or responsibilities in such capacity whatsoever.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact selected by the Administrative Agent with reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Administrative Agent, the Syndication Agent, any Co-Documentation Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the any such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrower or any of its Subsidiaries a party thereto to perform its obligations hereunder or thereunder.  No such Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of its Subsidiaries.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Administrative Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any of its Subsidiaries or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7           Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8           Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any of its Subsidiaries as though such Administrative Agent were not an Administrative Agent.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10         Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

9.11         Intercreditor Agreement.  Each Lender authorizes and directs the Administrative Agent to enter into, and perform the obligations undertaken by it in, the Intercreditor Agreement as “Senior Administrative Agent” thereunder. Each Lender further agrees that it shall be bound by the terms applicable to Senior Lenders under the Intercreditor Agreement as though such provisions were set forth herein.

9.12         Intralinks.  The Administrative Agent will post all financial statements and other information received by it pursuant to Section 6.1 or 6.2 on Intralinks within ten Business Days of receipt.

Section 10.            Miscellaneous.

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrower and each of its Subsidiaries party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower and each of its Subsidiaries party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Tranche A Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiaries from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of (A) Sections 3.1, 3.2 or 3.3; (B) Annex B hereto to add Eligible Equipment or to change the Advance Category for Eligible Equipment; or (C) Annex C to increase the Borrowing Base Advance Rate, without the written consent of all Lenders or (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth in Schedule 10.2 in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent (including (i) Vedder, Price, Kaufman & Kammholz, P.C., special New York counsel, (ii) McAfee & Taft, special FAA counsel and (iii) Loyens & Loeff N.V., special Dutch counsel, the costs of each appraisal to determine the Appraisal Value and filing, registration and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses (other than Taxes, which are solely governed by Sections 2.13 and 2.14 of this Agreement, Section 15 of the Guarantee and Collateral Agreement, and Section 5.01 of the Aircraft Asset Security Agreement) incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (which are solely governed by Sections 2.13 and 2.14 of this Agreement, Section 15 of the Guarantee and Collateral Agreement, and Section 5.01 of the Aircraft Asset Security Agreement) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower or any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Borrower or any of its Subsidiaries under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Lawrence Preston (Telephone No. 305-590-2600, x301) (Telecopy No. 305-590-2695), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Lender Affiliate or, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee and such Assignor, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided (i) that, unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $3,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement or if a Default has occurred and is continuing and (ii) such Assignee shall have complied with the requirements of Section 2.14 of this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any.  No Assignee shall be entitled to receive a greater amount pursuant to Section 2.14 of this Agreement than the Assignor would have been entitled to receive in respect of the assigned rights and obligations had no such assignment occurred.   Any such assignment need not be ratable as among the Facilities.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c). Notwithstanding anything in this Section 10.6(c) or elsewhere in this Agreement to the contrary, in the case of any assignments contemplated by this Section 10.6(c) occurring after Calyon New York Branch’s primary syndication of the Loans, no Assignee shall be entitled to receive any greater amount pursuant to any such Section hereof than the Assignor would have been entitled to receive in respect of the amount of the Loans transferred by such Assignor to such Assignee had no such transfer occurred.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(g)           Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h)           Notwithstanding any provision herein to the contrary notwithstanding, upon the exercise and performance by any Junior Lender (or the Junior Agent on behalf of the one or more Junior Lenders) of its buy-out option under Section 3 of the Intercreditor Agreement, (x) the Senior Loans shall be transferred to such purchasing entity, and the transfer of such Loans to such purchaser shall be noted by the Administrative Agent on the Register and (y) such purchaser shall assume the Revolving Commitments of the Revolving Lenders (and the Revolving Lenders subject to such buy-out shall be released from their respective obligations hereunder in respect of such Revolving Commitments).

10.7         Adjustments; Set-off.  (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans, the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedge Agreements) and the

Junior Loans shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Borrower and each of its Subsidiaries under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by Borrower or any of its Subsidiaries pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower shall provide such information promptly upon the request of the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AERCAP AT, INC., as Borrower

By:
Name:
Title:

CALYON NEW YORK BRANCH, as Administrative Agent and as a Lender

By:
Name:
Title:

HSH NORDBANK AG, NEW YORK BRANCH, as Syndication Agent and as a Lender

By:
Name:
Title:

Wachovia Bank, National Association, as Co-Documentation Agent and as a Lender

By:
Name:
Title:

National City Bank, as Co-Documentation Agent and as a Lender

By:
Name:
Title:

SunTrust Bank, as Lender

By:
Name:
Title:

Regions Bank, N. A., as Lender

By:
Name:
Title:

Dekabank Deutsche Girozentrale, as Lender

By:
Name:
Title:

APPENDIX I

Definitions

Annex A

Economic Schedule

“Applicable Margin”:  for each Loan, the rate per annum set forth under the relevant column heading below:

	Applicable Margin (LIBOR Rate)	Applicable Margin (Prime Rate)
Revolving Loans	3.0%	0.25%
Tranche A Term Loans	2.75%	0.00%
Tranche B Term Loans	5.50%	2.75%

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is April, 26, 2006.

“Commitment Fee Rate”:  3/4 of 1% per annum.

“Maturity Date”: the fifth anniversary of the Closing Date.

“Minimum Equity Contribution”: not less than $60,000,000.

“Prepayment Fee”:  A fee, calculated as a percentage of the principal amount of any Loan subject to prepayment pursuant to Section 2.10, equal to:

For any Prepayment Received	Percentage

On or prior to the first anniversary of the Closing Date	1.0%

After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date	0.5%

Thereafter	0.0%

“Total Revolving Credit Commitments”: The original amount of the Total Revolving Commitments is $171,000,000.

“Tranche A Quarterly Amortization Amount”: $3,200,000.

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“Tranche A Term Commitment”: The original aggregate amount of the Tranche A Term Commitments is $160,000,000.

“Tranche B Term Commitment”: The original aggregate amount of the Tranche B Term Commitments is $15,000,000.

“Transaction Costs”: the one-time initial expenses directly associated with the Acquisition, and fees and expenses associated with the Wachovia Credit Facility which amount shall not exceed, for the purposes of Section 7.1(c), $18,000,000.

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Annex B

Eligible Equipment

Eligible Equipment	Inventory Category(1)	Engine Category(2)	Aircraft Category(3)
CFM56-5C2F	1	1	N/a
Boeing 747-400	1	N/a	1
Engines powering 747-400	1	1	N/a
Airbus A320	1	N/a	1
Engines powering A320	1	1	N/a
Boeing 767	1	N/a	1
Engines powering 767	1	1	N/a
CF680C2A8	2	2	N/a
Boeing 737NG	1	N/a	1
Engines powering 737NG	1	1	N/a
Boeing 737 -300/400 /500	2	N/a	2
Engines powering 737 -300/400 /500	2	2	N/a
MD-11	2	N/a	2
Engines powering MD-11	2	2	N/a
MD-80	2	N/a	3
JT8D/JT8D-200/217/219	2	3	N/a
Boeing 757	2	N/a	2
Engines powering 757	2	2	2
MD-90	3	N/a	3
Engines powering MD-90	3	3	N/a
Fokker F100	3	3	3
Engines powering F100	3	3	N/a
Airbus A310	3	N/a	3
Engines powering A310	3	3	N/a
DC-8	4	N/a	4
Engines powering DC-8 (except CFM56-2)	4	4	N/a
CFM56-2	3	N/a	N/a
Boeing 747-100/200/300	4	N/a	4
Engines powering 747-100/200/300	4	4	N/a
DC-10	4	N/a	4
Engines powering DC-10	4	4	N/a
DC-9	4	N/a	4
Engines powering DC-9	4	4	N/a

(1) Inventory Category: Parts and components of referenced equipment; not whole/complete equipment.

(2) Engine Category: A complete engine.

(3) Aircraft Category: A complete aircraft.

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Annex C

Borrowing Base Advance Rates

			Aircraft - the lower of:
Category	Inventory as a % of Adj. CMV	Engines as a % of Adj. CMV***	Aircraft as a % of Adj. CMV*	Aircraft as a % of Cost*
1	50%	80%	70%	85%
2	40%	70%	60%	80%
3**	20%	40%	50%	75%
4	0%	0%	0%	0%
Inventory at Vendors	-100%

**	Aggregate Category 3 Aircraft advances will not exceed 10% of the total Borrowing Base calculation attributable to Engines and Inventory
***	For engines in overhaul, a cash collateral deposit equal to the repair amount due the overhaul provider will be maintained by Administrative Agent.
As an alternative, Borrower may exclude these engines from the Borrowing Base calculation

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